UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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□ Preliminary Proxy Statement

□ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

□ Definitive Proxy Statement

☒ Definitive Additional Materials

□ Soliciting Material under §240.14a-12

HUBSPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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□ Fee paid previously with preliminary materials.

□ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement to Proxy Statement for the 2026 Annual Meeting of Stockholders To be Held on June 15, 2026

The following information supplements the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) that was filed by HubSpot, Inc. (the “Company,” “we,” “us” and “our”) with the Securities and Exchange Commission (the “SEC”) on April 27, 2026 and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for the Company’s 2026 Annual Meeting of Stockholders (the "Annual Meeting”) to be held on June 15, 2026. This supplement to the Proxy Statement (this “Supplement”) is being filed with the SEC on May 13, 2026. All capitalized terms not otherwise defined herein shall have the respective meanings as set forth in the Proxy Statement.

The information in this Supplement is in addition to the information provided by the Proxy Statement, and except as expressly supplemented herein, this Supplement does not modify any other information set forth in the Proxy Statement. The Proxy Statement contains important additional information and this Supplement should be read in conjunction with the Proxy Statement.

Background of Supplement

The Company is providing this Supplement to update certain disclosure in the Proxy Statement in connection with annual equity award grants made by the Company in the ordinary course of business on May 1, 2026.

On May 1, 2026, the Company granted annual equity awards to employees as part of its regular annual equity compensation program. These equity awards included restricted stock units and performance stock units covering an aggregate of approximately 1,428,230 shares of the Company’s common stock.

Because these grants were made after the April 17, 2026 record date for the Annual Meeting but prior to the Annual Meeting, this Supplement updates certain equity-related disclosure included in Proposal Four of the Proxy Statement to reflect the impact of such awards, as well as updated shares outstanding as of May 5, 2026.

Except as specifically described herein, this Supplement does not otherwise affect the matters to be voted on at the Annual Meeting.

Proposal Four – Approval of an Amendment to the Company’s 2024 Stock Option and Incentive Plan

The disclosure under “Proposal Four – Approval of an Amendment to the Company’s 2024 Stock Option and Incentive Plan” beginning on page 65 of the Proxy Statement is hereby supplemented as follows:

Share Availability

As of May 5, 2026, after giving effect to the equity awards granted on May 1, 2026, 470,337 shares of the Company’s common stock remained available for issuance under the Company’s 2024 Stock Option and Incentive Plan.

Summary of Key Stock Plan Data

The following table replaces in its entirety the second table under “Summary of Key Stock Plan Data” included in Proposal Four of the Proxy Statement and reflects (i) the impact of the Company’s annual equity award grants made on May 1, 2026 and (ii) updated shares outstanding as of May 5, 2026.

The following table sets forth certain information as of May 5, 2026 with respect to the Company’s outstanding equity awards.

Shares Available for Issuance Under the 2024 Plan (a)	470,337
Additional Shares Requested for Approval Under the 2024 Plan Amendment (b)	2,300,000
Shares Subject to Outstanding Stock Options/SARs	174,155
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$286.89
Weighted-Average Remaining Term of Outstanding Stock Options/SARs	4.35 years
Shares Subject to Outstanding Full-Value Stock Awards	3,003,634
Total Outstanding Stock Options/SARs and Full-Value Stock Awards (c)	3,177,789
Shares of Common Stock Outstanding (d)	51,190,708
Fully-Diluted Overhang ((a+b+c) Divided by (a+b+c+d))	10.41%

The updated information above reflects the impact of the Company’s May 1, 2026 equity grants on the number of shares available for issuance under the 2024 Plan, the number of shares subject to outstanding equity awards, and the Company’s fully diluted overhang.

The historical share usage and burn rate disclosure included in the Proxy Statement is not impacted by the updates described in this Supplement.

After giving effect to the May 1, 2026 equity grants, the Company continues to expect that the share increase requested under Proposal Four will support its equity compensation program for approximately one year, consistent with the assumptions described in the Proxy Statement.

Board Recommendation

The Company does not believe that the updates described in this Supplement materially affect the analysis underlying Proposal Four or the Board’s recommendation that stockholders vote “FOR” the approval of the amendment to the Company’s 2024 Stock Option and Incentive Plan.